Exhibit 99.1

Gaylord Entertainment Announces Closing of Secondary Offering

NASHVILLE, Tenn. (August 16, 2012) — Gaylord Entertainment Company (NYSE: GET) today announced the closing of a previously announced underwritten secondary offering of 5,643,129 shares of Gaylord Entertainment common stock sold by TRT Holdings, Inc. at a price to the public of $40.00 per share. As a result of the closing of the secondary offering, TRT Holdings no longer owns shares of Gaylord Entertainment common stock. Gaylord Entertainment did not receive any proceeds from the sales of common stock by the selling stockholder.

Deutsche Bank Securities Inc. acted as the sole underwriter for the offering. The underwriter has an option to purchase an additional 846,649 shares of common stock from Gaylord Entertainment, which is exercisable for a 30-day period that commenced on August 13, 2012.

The offering was conducted pursuant to a shelf registration statement and prospectus supplement previously filed with the Securities and Exchange Commission (File No. 333-183105). Copies of the prospectus and prospectus supplement relating to this offering may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, email: prospectus.CPDG@db.com, telephone: 800-503-4611.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale is not permitted.

About Gaylord Entertainment

Gaylord Entertainment, a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg or Dan Zacchei
Sloane & Company
Gaylord Entertainment	(212) 446-1892 or (212) 446-1882
615-316-6282	jhochberg@sloanepr.com dzacchei@sloanepr.com
pchaffin@gaylordentertainment.com